NVE Corporation Reports Quarterly Results
                 Commercial product revenues increase 162%

EDEN PRAIRIE, Minn.--January 20, 2004--NVE Corporation (NasdaqSC: NVEC) today announced financial results for its third fiscal quarter ended December 31, 2003.

Total revenue for the quarter ended December 31, 2003 was $3.12 million compared to $2.34 million for the prior-year quarter, an increase of 33%. Commercial product sales for the current quarter increased 162% over the prior-year quarter to $1.48 million from $566,000. Net income increased 146% to $577,156 or $0.12 per diluted share compared to $234,161 or $0.05 per share for the prior-year quarter.

Revenue for the first nine months of fiscal 2004 was $8.80 million, compared to revenue of $6.84 million reported in the first nine months of fiscal 2003, a 29% increase. For the first nine months of fiscal 2004, the company reported net income of $1,318,050 or $0.28 per diluted share, compared to $486,686 or $0.11 per share for the first nine months of fiscal 2003.

"We continue to be extremely pleased with our quarterly results," commented President and Chief Executive Officer Daniel A. Baker, Ph.D. "We notched our third consecutive quarter of triple-digit year-over-year growth in product sales. Furthermore, together with our licensees we made remarkable progress toward the commercialization of our MRAM intellectual property."

The company narrowed its guidance to a range of $0.30 to $0.37 per diluted share net income for the fiscal year ending March 31, 2004 compared to $0.15 for the fiscal year ending March 31, 2003. The company had previously issued guidance of a range of $0.17 to $0.35 per diluted share net income. The lower end of the earnings guidance range allows for possible start-up expenditures associated with the commercialization, marketing, and selling of Cypress-built MRAMs. The company expects to make such expenditures, however, only if Cypress is successful in producing commercial MRAM. The company expects total revenues of $11.5 to $12 million compared to $9.45 million in the prior year.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology which many experts believe represents the next generation of microelectronics. NVE licenses its MRAM intellectual property and sells spintronic products including sensors and couplers to revolutionize data sensing and transmission.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as uncertainties relating to MRAM production by our licensees, our dependence on Cypress for potential supply of MRAM devices, risks relating to making commercially viable MRAMs, as well as the risk factors listed from time to time in the company's filings with the SEC, including our Annual Report on Form 10-KSB and other reports filed with the SEC.

                                      ###

                           NVE Corporation
                  CONDENSED STATEMENTS OF OPERATIONS
            THREE MONTHS ENDED DECEMBER 31, 2003 AND 2002
              (IN THOUSANDS EXCEPT PER SHARE; UNAUDITED)


Three months ended                      Dec. 31, 2003   Dec. 31, 2002
Revenue:
  Contract research and development           $ 1,633         $ 1,673
  Product sales                                 1,485             566
  License revenue                                   -              98
                                        --------------  --------------
Total revenue                                   3,118           2,337

Total expenses                                  2,541           2,103
                                        --------------  --------------
Net income                                    $   577         $   234
                                        ==============  ==============

Weighted average shares outstanding             4,832           4,466
Net income per share - diluted                $  0.12         $  0.05


                           NVE Corporation
                  CONDENSED STATEMENTS OF OPERATIONS
             NINE MONTHS ENDED DECEMBER 31, 2003 AND 2002
              (IN THOUSANDS EXCEPT PER SHARE; UNAUDITED)


Nine months ended                       Dec. 31, 2003   Dec. 31, 2002
Revenue:
  Contract research and development           $ 4,950         $ 4,843
  Product sales                                 3,852           1,708
  License revenue                                   -             294
                                        --------------  --------------
Total revenue                                   8,802           6,845

Total expenses                                  7,484           6,358
                                        --------------  --------------
Net income                                    $ 1,318         $   487
                                        ==============  ==============

Weighted average shares outstanding             4,739           4,425
Net income per share - diluted                $  0.28         $  0.11

                           NVE Corporation
                       CONDENSED BALANCE SHEETS
                 DECEMBER 31, 2003 AND MARCH 31, 2003
                            (IN THOUSANDS)

                                               (UNAUDITED)
                                                Dec. 31,    March 31,
                                                  2003        2003
ASSETS
Current assets:
  Cash                                           $  1,339    $    596
  Investment securities                             5,361       5,880
  Other current assets                              2,450       2,039
                                               ----------- -----------
Total current assets                                9,150       8,515
Fixed assets                                        1,578       1,167
                                               ----------- -----------
Total assets                                     $ 10,728    $  9,682
                                               =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                 1,592       1,980
Other long-term liabilities                           117         223
                                               ----------- -----------
Total liabilities                                   1,709       2,203

Shareholders' equity:
  Common stock                                         43          42
  Additional paid-in capital                       12,415      12,171
  Accumulated other comprehensive income               50          73
  Accumulated deficit                              (3,489)     (4,807)
                                               ----------- -----------
Total shareholders' equity                          9,019       7,479
                                               ----------- -----------
Total liabilities and shareholders' equity       $ 10,728    $  9,682
                                               =========== ===========